EXHIBIT 99.1

NASCAR’s Most Popular Driver Chase Elliott® Signs with Iconic Brands as Brand Ambassador for Its Premium Line of Hooters Spirits

•	Demand and growth for Hooters Spirits continues with rollouts into more Hooters restaurants

•	Multi-year deal with Chase Elliott solidifies another milestone for Iconic and Hooters

Amityville, NY, March 2, 2020 (GLOBE NEWSWIRE) — via NEWMEDIAWIRE — Iconic Brands, Inc. (ICNB) (“Iconic” or the “Company”), is pleased to announce today that it has signed Chase Elliott, driver of the No. 9 Hooters Chevrolet Camaro ZL1 1LE, as a brand ambassador for its premium line of Hooters Spirits in a multi-year deal that includes personal appearances at select Hooters Spirits events.

Elliott, the reigning, two-time NASCAR Cup Series Most Popular Driver, has won six races since joining the NASCAR Cup Series full time in 2016 with the powerhouse Hendrick Motorsports team and has qualified for the NASCAR Playoffs each season. Prior to his debut in the premier Cup Series, Elliott won the 2014 NASCAR Xfinity Series Championship before finishing that series’ championship runner-up the following season in 2015. Elliott has also earned many accolades off of the racetrack and has made appearances on TV and in films as well as being featured in magazines and video games.

“The Hooters brand is a great fit with me and racing fans everywhere, so to also be able to evolve into a brand ambassadorship role for Hooters Spirits makes a lot of sense,” said Elliott. “The Hooters Spirits brand gained a lot of momentum last year with its launch, and I’m hopeful our expanded partnership gives the brand extra horsepower in its drive to roll out nationwide.”

Elliott drives the famed No. 9 race car, the number his father Bill Elliott (1988 NASCAR Winston Cup Series Champion and member of the NASCAR Hall of Fame) brought to fame in the 1980s.

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Richard DeCicco, chief executive officer of Iconic, also expressed his enthusiasm for Elliott and his growing presence as a sports celebrity.

“Chase Elliott is the perfect ambassador for Hooters Spirits, and we’re ecstatic to have him join the family,” said DeCicco. “Signing an athlete of his caliber is a monumental milestone for Iconic and Hooters. Chase’s work ethic, skills and talent – combined with his established loyal fan following – made him the ideal choice. We believe that this will be pivotal in raising awareness of Hooters Spirits and Iconic Brands. This will also lead to increased exposure and future sales going forward.”

Hooters Spirits launched its premium line of alcohol beverages in August 2019 with first tastings taking place in and around Bristol, Tennessee. The No. 9 Hooters Spirits Chevrolet show car was at each event with the world-famous Hooters Girls on site taking pictures with customers and fans. The debut events led up to the 2019 NASCAR Cup Series Bass Pro Shops 500 on Aug. 17 at Bristol Motor Speedway, where Chase Elliott drove the Hendricks Motorsports No. 9 Hooters Spirits Chevrolet Camaro ZL1 1LE to a top-five finish.

Hooters Spirits, premium line of alcohol includes Vodka, Gin, Rum (Dark & Light), Tequila (Silver & Gold), American Whiskey and Hooters Heat Cinnamon Whiskey. Hooters Spirits are available in Hooters corporate restaurants in 22 states acrossthe United States as well as a growing number of Hooters with expansion plans for distribution of Hooters Spirits products into off-premise retail locations.

Hooters of America, LLC, is the franchisor and operator of more than 410 Hooters restaurants in 38 states and 24 countries. Known for its world-famous Hooters Style chicken wings, the first Hooters restaurant opened its doors in 1983 in Clearwater, Florida.

For more information about Hooters Spirits, please use this link:
http://www.iconicbrandsusa.com/private-label

To view the Chase Elliott Hooters Spirits brand ambassador gallery, please use this link:
http://hootersspirits.iconicbrandsusa.com/chaseelliott

For more information about Chase Elliott, please use this link:
http://www.chaseelliott.com/

About Iconic Brands, Inc.
Iconic Brands, Inc. is a lifestyle branding company with the highest expertise of developing, from inception to completion, alcohol beverages for itself and third parties. Iconic markets and places products into national distribution through long-standing industry relationships. Iconic is a leader in “celebrity branding” of beverages, procuring superior and unique products from around the world and branding its products with internationally recognized celebrities. It currently offers Bellissima Prosecco and BiVi Vodka. In addition, Iconic developed the Hooters Spirits line of premium spirits in partnership with United Spirits, Inc., a leading private-label beverage company and affiliate of Iconic, for Hooters restaurants and off-premise retail locations both domestically and internationally.

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Please visit the Company’s websites and follow it on social media.

Websites: Iconicbrandsusa.com; bivivodka.com; bellissimaprosecco.com

Twitter: @IconicBrandsUS; @HootersSpirits; @BiviVodka

Instagram: @IconicBrandsUSA; @HootersSpirits; @BellissimaProsecco; @Bivivodka

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of management, are not guarantees of performance, and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Iconic’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Iconic’s Annual Report on Form 10-K.

Contact:

Info@IconicBrandsUSA.com

IR@iconicbrandsusa.com

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